For Period ended 09/30/2017                        Series   All Series
File Number 811-7852


Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive Proxy Statement used in connection with USAA Mutual
Funds Trust Special Meeting of Shareholders on March 22, 2017, was filed with the Securities and Exchange Commission on February 3, 2017, and is hereby incorporated by reference.

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The following proposals and voting results pertain to one or more series within USAA Mutual Funds Trust (the Trust). Shareholders of record on January 12, 2017, were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for the entire series of the Company. Votes shown for proposal 2 are for each individual series. All proposals were approved by the shareholders.

PROPOSAL 1
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   Proposal to elect Trustees:

                                                             VOTES
  TRUSTEE                            VOTES FOR              WITHHELD
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   Jefferson C. Boyce		   9,717,710,104.990	  348,909,797.831

   Robert L. Mason Ph.D.           9,714,117,381.240	  352,502,521.581

   Daniel S. McNamara		   9,689,863,031.638	  376,756,871.183

   Paul L. McNamara		   9,668,206,064.555	  398,413,838.266

   Barbara B. Ostdiek, Ph.D.	   9,715,801,430.545      350,818,472.276

   Michael F. Reimherr		   9,711,558,497.784      355,061,405.037

   Dawn M. Hawley		   9,714,577,807.615	  352,042,095.206

   Richard Y. Newton III	   9,665,513,520.430	  401,106,382.391